Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

October 7, 2015

Community First Bank & Trust Announces Termination of Memorandum of Understanding

Columbia, TN – Community First, Inc., the parent company of Community First Bank & Trust (the “Bank”) announced today that its primary regulators have terminated the informal memorandum of understanding the agencies had entered into with the Bank in the fourth quarter of 2014. The memorandum of understanding was terminated effective September 29, 2015. With the termination of the memorandum of understanding, the Bank is no longer subject to any supervisory orders from its primary federal and state regulators.

Eslick Daniel, M.D., who has served as chairman of the Board since the Bank’s inception in 1999 said, “The board is excited to be planning our future with a focus on serving our community and shareholders rather than correcting the problems of the past.” He continued, “We appreciate the support our regulators have shown in our efforts to improve the health of the Bank, and believe that the lessons of our past will make us a stronger Bank in the future.”

Louis Holloway, who has served as President/CEO of the Bank since July 2011 stated, “I am very excited and proud of what has been accomplished by our employees and their successful efforts in executing the plans that were created to restore the health of the Bank. Their dedication helped us to reassure our customers throughout the challenging period that we are emerging from and they continue to provide customer service that we believe is unmatched in our markets.”

Certain statements in this News Release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. These forward-looking statements may not be realized due to a variety of factors, including, without limitation those described under Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2014 and in other reports we file with the SEC from time to time, and the following: (i) deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses; (ii) greater than anticipated deterioration or lack of sustained growth in the national or local economies including the Nashville-Davidson-Murfreesboro-Franklin MSA; (iii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions or regulatory developments; (iv) failure to maintain capital levels above levels required by banking regulations or commitments or agreements we make with Community First, Inc.’s (the “Company”) or the Bank’s regulators; (v) the inability to comply with regulatory capital requirements and required capital maintenance levels, including those resulting from the implementation of the Basel III capital guidelines, and to secure any required regulatory approvals for capital actions; (vi) the vulnerability of the Company’s and the Bank’s network and the Bank’s online banking portals to unauthorized access,

www.cfbk.com

FOR IMMEDIATE RELEASE	PRESS RELEASE

computer viruses, phishing schemes, spam attacks, human errors, natural disasters, power loss and other security breaches; (vii) the inability to grow the Bank’s loan portfolio; (viii) governmental monetary and fiscal policies, as well as legislative and regulatory changes, including changes in banking, securities and tax laws and regulations; (ix) the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities; (x) continuation of the historically low short-term interest rate environment; (xi) the ability to retain large, uninsured deposits; (xii) rapid fluctuations or unanticipated changes in interest rates; (xiii) any activity that would cause the Company to conclude that there was impairment of any asset, including goodwill or any other intangible asset; (xiv) the Company recording a further valuation allowance related to its deferred tax asset; (xv) the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services; (xvi) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including regulatory or legislative developments arising out of current unsettled conditions in the economy, including implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); (xvii) the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates; (xviii) further deterioration in the valuation of other real estate owned; (xix) changes in accounting policies, rules and practices; (xx) the actions of the owners of the preferred securities the Company sold through its participation in the United States Department of the Treasury’s Capital Purchase Program; (xxi) changes in technology or products that may be more difficult, or costly, or less effective, than anticipated; (xxii) the effects of war or other conflict, acts of terrorism or other catastrophic events that may affect general economic conditions; and (xxiii) other circumstances, many of which may be beyond the Company’s or the Bank’s control.

Community First Bank & Trust, based in Columbia, TN, was founded in 1999 by a group of Maury County business leaders who wanted to provide a superior banking experience to the communities they serve. CFB&T is a commercial bank operating eight offices in Maury, Hickman and Williamson Counties. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information is available at www.cfbk.com.

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